100 Peachtree Street N.W., Suite 2650 Atlanta, Georgia 30303 (404) 586-0275

News from The Timber Company
Release No. Contact:	C-1695 Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713
July 19, 2001

THE TIMBER COMPANY REPORTS SECOND QUARTER EARNINGS

            ATLANTA -- The Timber Company (NYSE: TGP) today reported second quarter 2001 net income of $36 million (44 cents diluted earnings per share), compared with $34 million (42 cents diluted earnings per share) for the second quarter 2000. In the first quarter 2001, the company reported net income of $22 million (27 cents diluted earnings per share).

            Second quarter 2001 operating profits were $67 million, compared with $68 million for the second quarter 2000 and $47 million for first quarter 2001. Sales during second quarter 2001 were $89 million compared to $102 million in the second quarter 2000. First quarter sales were $91 million.

            "Our second quarter results were better than expected, with harvest volumes up slightly from first quarter levels during a normally slower seasonal period. We took advantage of stronger lumber markets by bringing additional timber sales to market as log prices improved," said Donald L. Glass, president and chief executive officer of The Timber Company.

            "As we anticipated, gains from the tactical land sales program were up significantly, totaling $23 million, compared with $4 million in the first quarter. The environment for these types of transactions remains strong despite generally slowing economic conditions.

            "Softwood sawtimber and pulpwood pricing remained essentially unchanged from first quarter 2001 as we timed offerings to maximize log sales returns in various basins which improved our log sales average. Hardwood pulpwood prices increased 20 percent as wet weather impacted availability overall and we strategically increased our hardwood pulpwood harvests during the quarter to take advantage of the market conditions for that product.

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            "We have cause for optimism and look for some improvement in log values in the second half of the year due to the recent uptick in building products prices. As mills continue to practice just-in-time inventory in woodyards, we are well-positioned to take advantage of changing market conditions, especially as we enter the normally wet season in the South," Glass concluded.

            The Timber Company will hold a special meeting for the approval of the proposed merger with Plum Creek Timber Co. at the Georgia-Pacific Center at Atlanta on Aug. 15 at 11 a.m. Information packages have been mailed to all shareholders.

            Headquartered at Atlanta, The Timber Company (www.thetimbercompany.com) is an operating group of Georgia-Pacific Corp. and its performance is reflected in its own common stock. The Timber Company manages approximately 4.7 million acres of timberland in the United States and sells timber and wood fiber to industrial wood users, including Georgia-Pacific Group.

            Also today, Georgia-Pacific Corp. provided its consolidated results, including
The Timber Company and Georgia-Pacific Group, for second quarter 2001. The corporation recorded consolidated net income of $65 million for the quarter, versus $240 million for second quarter 2000. For the first half of 2001, the corporation recorded consolidated net loss of $50 million versus consolidated net income of $474 million in the first six months last year.

Certain statements contained in this release, including statements regarding sawtimber and pulpwood demand and pricing, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general global economic conditions on the demand for timber, particularly the strength of the pulp and paper markets, the effect of any material changes in the available supply of timber, including the levels of harvests from public lands, the effect of government, legislative and environmental restrictions on the harvesting of private timberlands, and other factors listed in Georgia-Pacific Corp.'s Securities and Exchange Commission filings, including its reports on Form 10-K for the year ended December 30, 2000, and Form 10-Q for the quarter ended March 31, 2001.

            A tabulation of results for The Timber Company follows:

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THE TIMBER COMPANY
Operating Highlights
(In millions, except per share amounts)
(unaudited)

	Three Months Ended June 30, 2001	Three Months Ended July 1, 2000
NET SALES Timber - Georgia-Pacific Group Timber - Third parties Delivered Stumpage Other	$ 38 15 29 7	$ 61 14 25 2
Total net sales	$ 89	$ 102
Operating profits Interest expense Provision for income taxes	$ 67 (10) (21)	$ 68 (11) (23)
Net income	$ 36	$ 34
Basic per share: Net income per share	$ 0.45	$ 0.42
Diluted per share: Net income per share	$ 0.44	$ 0.42
Average number of shares outstanding: Basic Diluted	80.7 81.5	80.5 80.9

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THE TIMBER COMPANY
Operating Highlights
(In millions, except per share amounts)
(unaudited)

	Six Months Ended June 30, 2001	Six Months Ended July 1, 2000
NET SALES Timber - Georgia-Pacific Group Timber - Third parties Delivered Stumpage Other	$ 84 28 54 14	$ 125 22 53 4
Total net sales	$ 180	$ 204
Operating profits Interest expense Provision for income taxes	$ 114 (21) (35)	$ 143 (21) (48)
Net income	$ 58	$ 74
Basic per share: Net income per share	$ 0.72	$ 0.91
Diluted per share: Net income per share	$ 0.71	$ 0.91
Average number of shares outstanding: Basic Diluted	80.6 81.3	81.4 81.7

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